EXHIBIT 11



                    THE DELTONA CORPORATION AND SUBSIDIARIES

                COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE




                                                                            Years Ended
                                            ---------------------------------------------------------------------------
                                            December 31,     December 31,  December 31,   December 31,   December 25,
                                                1996            1995           1994            1993          1992
                                            ------------    ------------   -----------    ------------   -------------

Computation of primary income (loss)
  per common share(a):

 Loss before extraordinary item.....         $  (1,227)      $  (2,905)    $   (3,906)    $   (8,772)    $ (6,808)
                                             =========       =========     ==========     ==========     ========
 Net income (loss)..................         $    (896)      $  (2,203)    $   (3,906)    $   (8,772)    $  7 336
                                             =========       =========     ==========     ==========     ========
 Net income (loss) applicable
   to common stock..................         $    (896)      $  (2,203)    $   (3,906)    $   (8,772)    $  7,336
                                             =========       =========     ==========     ==========     ========
 Total weighted average common shares
   outstanding......................         $   6,730       $   6,699     $    6,669     $    6,057     $  5,964
                                             =========       =========     ==========     ==========     ========
 Per Common Share Data:
  Loss before extraordinary items(b)         $    (.18)      $    (.43)    $     (.59)    $    (1.45)    $  (1.19)
                                             =========       =========     ==========     ==========     ========

 Net income (loss)..................         $    (.13)      $    (.33)    $     (.59)    $    (1.45)    $   1.29
                                             =========       =========     ==========     ==========     ========



------------------------

     (a) Earnings per common share assuming full dilution was approximately the same for all periods.

     (b) Earnings per common share after deducting dividends on cumulative redeemable preferred stock.
